Exhibit 99.2
OpenTV Corp. Q2 2005 Investor Conference Call
Transcript of Prepared Remarks
November 7, 2005
2:00 PM PST
Operator
Good day, ladies and gentlemen, and welcome to the third quarter 2005 OpenTV earnings conference call. My name is Michelle and I will be your audio coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Scott Wornow, General Counsel. Please proceed sir.
Scott Wornow — OpenTV Corp. — SVP and General Counsel
Thank you operator. Good afternoon and welcome to OpenTV’s third quarter 2005 financial results call.
I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
For example, our ability to expand our markets, to extend our product offerings into new markets such as IPTV, to launch our products in more complex networks or to maintain positive momentum are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, which we will be filing later this afternoon, and the other documents and reports that we file from time to time with the Securities and Exchange Commission. Those documents and reports can be viewed on our web site or on the SEC’s web site. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.
In addition, during this call we will also refer to certain non-GAAP financial measures such as adjusted EBITDA and contribution margins from our segments that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release which was issued earlier today. That information is also made available on the investor relations page of our web site. We will also make available a web cast replay of this conference call on our web site.
And with that, I will turn the call over to Jim Chiddix, Chairman and Chief Executive Officer of OpenTV.
James Chiddix — OpenTV Corp. — Chairman and CEO
Thank you, Scott, and welcome everyone to our third-quarter earnings call. Joining me today is Shum Mukherjee, Executive Vice President and CFO. Shum will start with a review of our third quarter 2005 financial results. Following his summary, I will provide some comments on these results and strategic direction. After that, we’ll open up the call to questions. Shum?
Shum Mukherjee — OpenTV Corp. — EVP and CFO
Thank you, Jim. For the quarter ended September 30, 2005, our revenues increased 17% to $19.5 million compared to last year’s third-quarter revenue of $16.6 million, with revenues for the first nine months of this year up by 19%

to $63.2 million. The third-quarter increase reflected growth in all of our business segments, with Middleware growing 18%, Applications 7%, and Betting Corp 80%.
We continue to see some lumpiness in our quarterly revenues, driven by both the inherent nature of our business, dependent as it is on royalty reports from customers, and, to some extent, the complexities of revenue recognition in today’s world. As we have noted in our prior conference calls, some of these complexities are reflected in our deferred revenues, which include items that have been billed to customers but which are not yet recognizable as revenues. Deferred revenues at the end of Q3 2005 were $21.6 million, up $4.5 million since the start of the year. We will recognize these deferred revenues over time as we deliver on products and services that we owe some customers. Also, I would like to point out that last year’s third-quarter revenues were artificially low as we had not received a royalty report from Echostar on time. If we correct for that timing issue, revenues would have been $18.2 million in Q3 of 2004 and $54.7 million for the first nine months of 2004. And, correspondingly, revenue growth would have been about 7% quarter-over-quarter and about 16% in the first nine months of 2005, compared to the first nine months of 2004.
Operating expenses for the quarter were $23.4 million, up slightly from the prior year, although down as a percentage of revenues. The slight increase in our actual cost of revenues resulted from additional third-party consulting and subcontracting costs that we incurred to meet additional commitments in Europe. We are seeing much more heightened activities internationally and domestically than several years ago, and to manage these costs effectively, we are engaging a number of subcontractors and third parties. We also continued to manage our general and administrative expenses closely and continued to see those expenses decline as a percentage of our revenue base. Our net loss for the quarter improved to $4.1 million, compared to a net loss of $4.8 million in the third quarter of 2004. For the nine months ended September 30, operating expenses in 2005 were $74.3 million compared to $71.1 million in 2004, and net loss was $11.4 million compared to $15.7 million in 2004.
As Scott discussed, we use a non-GAAP measure called adjusted EBITDA before unusual items as one measure of our ongoing progress. We have provided a reconciliation of this non-GAAP measure to the GAAP measure of net loss in our earnings release and our 10-Q.
Adjusted EBITDA before unusual items for the third quarter of 2005 was a loss of $1.3 million, representing an improvement of $2.3 million compared to the Adjusted EBITDA loss before unusual items of $3.6 million in the third quarter of 2004. Unusual items in Q3 of 2005 included a restructuring provision of $400,000 relating to a work force reduction and unusual items in Q3 of 2004 included a benefit of $600,000 resulting from a restructuring reversal. Adjusted EBITDA before unusual items through the first nine months of 2005 was a loss of $1.6 million, compared to a loss of $12 million through the first nine months of 2004.
Cash flow from operations was a loss of $1.1 million in the nine months ending September 30, 2005, an improvement of $21.8 million from the loss of $22.9 million recorded in the corresponding period in 2004. This $21.8 million improvement resulted primarily from a reduced EBITDA loss before unusual items of $10.4 million, an increase in deferred revenue of $4.5 million, and a reduction in accounts receivable of $4.5 million as a result of improved collections.
We ended the third quarter with a cash balance of $55.0 million, compared to $66.6 million at the end of the second quarter. The reduction in cash balance reflects a $4.2 million cash payment we made for CAMS, a payment of $3.0 million to Sun Microsystems as we discussed on our last call to pre-pay for committed Java licenses, capital expenditures of approximately $600,000 and working capital changes of $2.5 million.
At September 30, 2005 we had 446 full-time employees compared to 389 at the end of June 2005, with most of that growth coming from our acquisition of CAMS.
With that overall perspective, I would also like to talk a little more about some of our business segments.
Revenues in our Middleware and Integrated Technology segment were $15.4 million for Q3 and $50.7 million for the nine months ended September 30, 2005, representing growth rates of 18% and 19% respectively over the corresponding periods of 2004. These growth rates would have been about 5% and 15%, respectively, if the Echostar anomaly were taken into account. Royalties accounted for 76% of the segment revenues for the nine months ended September 30 and increased 34% over the corresponding period in 2004. Contribution margin for the

Middleware segment was $5.4 million in Q3 of 2005, compared to $5 million in Q3 of 2004 and $21.4 million in the nine months ended September 30, 2005, compared to $17.6 million in the corresponding period of 2004.
Our Applications segment includes our traffic and billing projects, interactive advertising, NASCAR and PlayJam. Revenues in this segment were $3.2 million in the third quarter of 2005 compared to $3.0 million in Q3 of 2004. A decrease of $600,000 for the PlayJam gaming channel during the period was offset by an increase of $600,000 in programming fees from our NASCAR relationship and by $200,000 in other services and support. Revenues in the Applications segment for the nine months ended September 30, 2005 were $9.4 million, compared to $9.2 million in the corresponding period of 2004.
Our Applications segment includes the results of operations from CAMS, which was acquired on September 7 of this year. We recorded a $17.6 million purchase price for CAMS and it is operating better than we expected. We continued to drive down costs in our Applications segment, leveraging assets in both the CAMS and AdVision product lines. Contribution margin in the Applications segment was a loss of $1.1 million in Q3 of 2005, compared to a loss of $1.5 million in Q3 of 2004 and a loss of $3.9 million in the nine months ended September 30, compared to a loss of $4.4 million in the corresponding period of 2004.
Lastly, revenues for our Betting Corp segment increased to $900,000 in the third quarter of 2005 and to $3.1 million in the nine months ending September 2005 from $500,000 and $1.3 million, respectively, from the corresponding periods in 2004. This growth reflects revenues from increased usage by customers. Contribution margin in the segment was a loss of $1.2 million in Q3 of 2005, compared to a loss of $1.1 million in Q3 of 2004.
Finally, I want to discuss briefly the topic of guidance. In speaking with investors and analysts since I joined five months ago, it is clear that everyone would benefit from more color on our business trends. We are continuing to evaluate our visibility with an eye towards providing more insight for you into our future performance.
It is important to keep in mind, however, that this is still a developing business in many respects and there is a significant lack of predictability in our business on a quarter-to-quarter basis. Therefore, we are not yet ready to provide specific revenue and cash flow guidance on a quarter-to-quarter basis. However, we would like to share the following with you:
•	We expect currently full year 2005 revenues to increase by at least 10% compared to full year 2004.

•	Middleware will be a driver of our revenue growth through the remainder of the year, as well as into 2006 and beyond, based especially on what we have recently seen in the bid pipeline. Middleware continues to represent the majority of our revenues, accounting for 79% of our total revenues in the third quarter of 2005. In the near-term, we do not anticipate this contribution level to change materially, but as our applications business grows in areas like advertising, we would expect it to change over time.
We think that the overall trends and dynamics in the markets we serve are favorable and getting better. With our balance sheet solid, our cash burn rate declining, and our P&L moving in the right direction, we think we are very well positioned for the many opportunities that lie ahead in the United States, Europe, and in the swiftly evolving markets throughout Asia.
I would now like to turn the call over to Jim who will discuss our strategy and the business opportunity in more detail. Jim?
James Chiddix — OpenTV Corp. — Chairman and CEO
Thank you, Shum.
As I look at our results this quarter and the forces that are driving our growth, I see a number of positive signs, as well as catalysts for future growth. We think there are lots of reasons to be optimistic about our progress and direction.
First and foremost, we believe a psychological shift is occurring in the marketplace. The services we provide are moving beyond the nice-to-have, and instead are beginning to fill real needs. I attended the IBC conference in

Amsterdam this past September and I can tell you that there was a tremendous buzz around advanced video services. We think that will continue to grow.
Trends in digital television and increased competition among providers all benefit OpenTV. This competition will drive the roll-out of new set-top boxes worldwide. And when that happens, applications and features will begin to play a major role as differentiators for these competitors.
In addition to the new box opportunity this creates with existing customers, this transition also highlights the need for a middleware solution that bridges the gap between old and new. Currently, nearly 61 million OpenTV middleware-enabled set-top boxes have been deployed worldwide, giving us by far the largest market share and, more importantly, the most experience.
Since the summer, we have responded to about 20 requests for proposals, ranging from middleware-only to PVR, IPTV, interactive applications, and advanced advertising solutions. This is a pace that we have not seen in years and it reflects some of the trends that I just noted. While we may not win all of these contests, it says several things:
First, the market has picked up dramatically, and cable and satellite operators, telcos and programmers are all thinking more aggressively about deployments of advanced television solutions. Middleware is no longer looked at as simply a means for creating a multi-vendor set-top box environment — it is now perceived as a necessary component to deliver new products and services to customers.
Second, we are one of the few companies in the world that has the breadth to actually respond to all of these requests. Our assets cover a solid range of middleware, with extensions for PVR, HDTV and IPTV. We also provide traffic and billing solutions and support participation television. Again, there are few, if any, companies in this space that can actually respond to and implement the variety of needs that we see developing in the marketplace.
Third, it highlights the fact that we have the right approach. We have moved toward selling our products in bundles that address a whole range of customer issues. It was once standard to look at middleware as a simple software package which helped the operator to launch digital boxes with an EPG and maybe a few other applications. What we are now seeing — and what we have refocused to provide — are bundled solutions that not only provide the basic infrastructure, but also provide integrated applications, extensions and head-end technologies that result in a complete interactive offering for our customers. We see very high interest in this model and I think it offers us significant advantages going forward.
Investors should also understand that as these networks deploy solutions that include our middleware, we generally see a 12 to 18-month period from the signing of the deal to the actual deployment of advanced services. This is a key attribute of our middleware business and is why it’s important for us to have a long-term perspective.
OpenTV is the leader in deployments internationally and it’s important to understand how we have done it, because it’s not been an easy job. Our middleware has been used in many systems with multiple set-top box makers, including many versions from each. Our middleware has been used on networks that not only span multiple systems, but also multiple countries. We have solved the integration challenges associated with having networks that service customers who speak different languages or even different dialects. Our middleware has spanned analog and digital networks. The permutations of these are complex and our team has dealt with all of them successfully.
The platform we provide is stable. As other market entrants have demonstrated, that’s not an easy thing to accomplish. In fact, during the last quarter, we completed the first phase of a large-scale digital rollout project in the Netherlands with UPC, which is in the process of deploying over 2 million digital set-top boxes with our middleware in that country alone. UPC is one of the largest network operators in the world and we look forward to working with them for years to come.
We expect to translate our international success and experience into the North American market. While I cannot be specific at this time, we are actively engaged in substantive discussions with MSOs in the United States for deals providing the types of solutions I just discussed. We are gaining traction in the U.S. and expect to see results in the not-too-distant future.
Turning to our applications business, on our last call, I discussed the importance of the infrastructure required to support the rollout of interactive ads — especially how the ability to accurately manage and schedule interactive inventory, manage bandwidth, and bill customers properly, would be essential in achieving market acceptance for new advertising products.
One of the most significant events last quarter was our acquisition of CAMS, a leading advertising management solutions provider to the North American cable industry. This is an important deal both strategically and financially. CAMS makes us an immediate leader with a significant market share, and brings to us existing relationships with TimeWarner Cable, Brighthouse, Cox and Charter. This adds to our existing client base in this market, which includes Comcast, and it solidifies the foundation for our advanced advertising products.
Now just a quick update on some Comcast matters. As many of you know, we extended the stay on our patent litigation, which Comcast assumed as part of its acquisition of Liberate, to November 30. We are currently engaged in settlement discussions with Comcast, and we will let you know of any material events on that litigation should they occur. Comcast is currently our largest AdVision customer and we think there is much to leverage between our two companies on the local and addressable advertising fronts. We also continue to move forward with Comcast on the SpotOn product deployment. We recently learned that Comcast is looking to a market other than Miami in which to deploy SpotOn. While we don’t have any more information at this time on what market that may be, Comcast has reiterated to us its support of SpotOn, and we continue to work closely with them in moving a deployment forward.
As you can tell, we have been busy over the last several months. As Shum mentioned, we saw some declines in our PlayJam business over the last quarter. We have undertaken a closer evaluation of that business and our games and gaming businesses in general. We are actively exploring opportunities in “casual gaming,” the possible crossover between mobile gaming and television, partnerships with online and broadcast content companies and other factors. We think that our strongest assets in this market are the technology and back-office support that we can provide. In addition, there are various other assets we bring to this space. We have developed a library of over 500 games between PlayJam and Betting Corp. We have distribution deals for interactive games on seven networks around the world, with more than 26 million subscribers. Finally, we have a product, UltimateOne, that can manage games across multiple platforms. All of these assets give us an enviable position in this early stage market. Whether that market provides us with the opportunities to partner with other brands, act simply as a technology provider, or pursue other avenues, we haven’t yet determined. Overall, this evaluation is designed to improve our performance and our positioning.
Another accomplishment of note this past quarter was our announcement of a multi-year license agreement with Jupiter Entertainment, a leading cable and satellite programming company in Japan, for our new participation television solution. OpenTV Participate provides the backbone technology that will power Jupiter’s new channel PartiTV. PartiTV is expected to be the first live entertainment-based participation channel in Japan, and we think it offers a lot of interesting opportunities in the U.S. and elsewhere as well. We are aggressively marketing its capabilities to programmers around the world and we are optimistic about our chances of developing this into a sizable business. While it’s still very early, our demonstrations at the IBC conference found a very enthusiastic audience.
In summary, we are pleased with our results and outlook. OpenTV’s international businesses are moving forward and the pieces are in place for the U.S. to become a more meaningful growth driver. Many industry observers are looking at cable networks as “private internets” of sorts. The guts of these networks, and their principal mechanism for delivering applications to subscribers, lie with OpenTV’s software solutions. This is true whether it is for sports or weather applications, customer care, or eventually, caller ID and video search applications. We think this offers some very valuable opportunities which the market is only just beginning to take advantage of. And as the market starts to mature, I think you’ll see us and others doing some interesting things.
We look forward to updating you on our operating progress as we deliver against our plan in the coming year.
With that, we’ll turn the call over to questions. Operator?